Exhibit 5.2

[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER AND FLOM LLP]

October 16, 2020

Sands China Ltd.

The Venetian Macao Resort Hotel

L2 Executive Offices

Estrada da Baía de N. Senhora da Esperança

Macao SAR

RE:	Sands China Ltd.

Registration Statement on Form F-4

Ladies and Gentlemen:

We have acted as special United States counsel to Sands China Ltd., an exempted company incorporated under the laws of the Cayman Islands (the “Company”), in connection with the public offering by the Company of up to (i) $800,000,000 aggregate principal amount of the Company’s 3.800% Senior Notes due 2026 (the “2026 Exchange Notes”) and (ii) $700,000,000 aggregate principal amount of the Company’s 4.375% Senior Notes due 2030 (the “2030 Exchange Notes” and, together with the 2026 Exchange Notes, the “Exchange Notes”), each to be issued under the Indenture, dated as of June 4, 2020 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

The Exchange Notes are to be issued pursuant to an offer (the “Exchange Offer”) to exchange an aggregate principal amount of up to (i) $800,000,000 of the 2026 Exchange Notes, which have been registered under the Securities Act of 1933 (the “Securities Act”), for a like principal amount of the Company’s issued and outstanding 3.800% Senior Notes due 2026 (the “2026 Original Notes”) and (ii) $700,000,000 of the 2030 Exchange Notes, which have been registered under the Securities Act, for a like principal amount of the Company’s issued and outstanding 4.375% Senior Notes due 2030 (the “2030 Original Notes” and, together with the 2026 Original Notes, the “Original Notes”), in each case as contemplated by the Registration Rights Agreement, dated as of June 4, 2020 (the “Registration Rights Agreement”), between the Company and Barclays Capital Inc., BofA Securities, Inc. and Goldman Sachs & Co. LLC, as representatives of the several initial purchasers of the Original Notes.

Sands China Ltd.

October 16, 2020

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

(a) the registration statement on Form F-4 of the Company relating to the Exchange Notes filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act (such registration statement being hereinafter referred to as the “Registration Statement”);

(b) an executed copy of the Registration Rights Agreement;

(c) an executed copy of the Indenture; and

(d) the forms of global certificates included in the Indenture evidencing the Exchange Notes to be registered in the name of Cede & Co. (the “Exchange Note Certificates”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of New York (“Opined on Law”).

As used herein, “Transaction Documents” means the Indenture and the Exchange Note Certificates.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that when the Exchange Note Certificates have been (i) duly executed by the Company, (ii) duly authenticated by the Trustee in accordance with the terms of the Indenture and (iii) have been issued and delivered by the Company upon consummation of the Exchange Offer against receipt of the Original Notes to be surrendered in exchange therefor in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, the Exchange Note Certificates will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

Sands China Ltd.

October 16, 2020

The opinion stated herein is subject to the following qualifications:

(a) we do not express any opinion with respect to the effect on the opinion stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or governmental orders affecting creditors’ rights generally, and the opinion stated herein is limited by such laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b) we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c) except to the extent expressly stated in the opinion contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms;

(d) we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Documents relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

(e) we call to your attention that irrespective of the agreement of the parties to any Transaction Document, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Document;

(f) we have assumed that Corporation Service Company has accepted appointment as agent to receive service of process and call to your attention that we do not express any opinion if and to the extent such agent shall resign such appointment;

(g) we call to your attention that the opinion stated herein is subject to possible judicial action giving effect to governmental actions or laws of jurisdictions other than those with respect to which we express our opinion;

Sands China Ltd.

October 16, 2020

(h) we have assumed that the choice of New York law to govern the Indenture and the Exchange Notes is a valid and legal provision;

(i) we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document providing for indemnity by any party thereto against any loss in obtaining the currency due to such party under any Transaction Document from a court judgment in another currency;

(j) we have assumed that service of process will be effected in accordance with the laws and procedures applicable in the state or federal court in New York in which the action is filed at the time such service is effected;

(k) to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Document, the opinion stated herein is subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality; and

(l) we call to your attention that under Section 5-1402 of the New York General Obligations Law an action may be maintained by or against a foreign corporation, a non-resident or a foreign state only if the action or proceeding arises out of or relates to a contract, agreement or undertaking and accordingly we do not express any opinion to the extent any provision extends to any dispute not arising out of or relating to the contractual relationship, whether in tort, equity or otherwise.

In addition, in rendering the foregoing opinion we have assumed that, at all applicable times:

(a) the Company (i) was duly incorporated and was validly existing and in good standing, (ii) had requisite legal status and legal capacity under the laws of the jurisdiction of its organization and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Transaction Documents;

(b) the Company had the corporate power and authority to execute, deliver and perform all its obligations under each of the Transaction Documents;

(c) each of the Transaction Documents had been duly authorized, executed and delivered by all requisite corporate action on the part of the Company;

(d) neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance of the Exchange Notes: (i) conflicted or will conflict with the certificate of incorporation or memorandum and articles of association of the Company, (ii) constituted or will constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or its property is subject, (iii) contravened or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iv) violated or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the Opined-on Law); and

Sands China Ltd.

October 16, 2020

(e) neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance of the Exchange Notes, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations under the Securities Act. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

DJG